Exhibit 99.1

EXACTTARGET, INC.

Unaudited Condensed Consolidated Financial Statements

As of June 30, 2013 and for the three and six months ended June 30, 2013 and 2012 and the notes related thereto

EXACTTARGET, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	As of June 30, 2013	As of December 31, 2012
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$55,361	$69,192
Short-term investments	50,486	40,217
Accounts receivable, net of allowances of $1,351 and $943 as of June 30, 2013 and December 31, 2012, respectively	58,251	55,911
Prepaid expenses and other current assets	17,789	14,597

Total current assets	181,887	179,917
Property and equipment, net	65,021	67,944
Goodwill and intangible assets, net	132,651	135,574
Other non-current assets	3,551	3,631

Total assets	$383,110	$387,066

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$9,590	$9,070
Accrued liabilities	16,779	14,338
Accrued compensation and related expenses	18,599	18,503
Deferred revenue	56,673	57,592

Total current liabilities	101,641	99,503
Other non-current liabilities	6,212	5,946

Total liabilities	$107,853	$105,449

Redeemable convertible preferred stock:
Stockholders’ equity:
Common stock, $0.0005 par value. Authorized 300,000,000 shares; Issued and outstanding 71,455,647 and 68,544,290 shares at June 30, 2013 and December 31, 2012, respectively;	36	34
Additional paid in capital	473,698	449,801
Accumulated other comprehensive loss	(2,948)	(1,122)
Accumulated deficit	(195,529)	(167,096)

Total stockholders’ equity	275,257	281,617

Total liabilities and stockholders’ equity	$383,110	$387,066

See accompanying notes to condensed consolidated financial statements.

EXACTTARGET, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited; in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Subscription	$75,032	$55,103	$146,661	$106,250
Professional services	19,395	14,215	36,649	27,125

Total revenue	94,427	69,318	183,310	133,375
Cost of revenue:
Subscription	19,322	12,720	37,825	25,430
Professional services	14,505	11,088	28,222	22,219

Total cost of revenues	33,827	23,808	66,047	47,649

Gross profit	60,600	45,510	117,263	85,726

Operating expenses:
Sales and marketing	39,259	27,365	77,524	52,580
Research and development	19,250	11,673	37,244	22,833
General and administrative	18,714	8,976	30,819	17,246

Total operating expenses	77,223	48,014	145,587	92,659

Operating loss	(16,623)	(2,504)	(28,324)	(6,933)
Other expense, net	(206)	(98)	(109)	(352)

Loss before taxes	(16,829)	(2,602)	(28,433)	(7,285)

Net loss	$(16,829)	$(2,602)	$(28,433)	$(7,285)

Other comprehensive loss:
Foreign currency translation adjustment, net of tax - zero	(1,399)	(620)	(1,787)	(362)
Net unrealized loss on marketable securities, net of tax - zero	(58)	—	(39)	—

Comprehensive loss	$(18,286)	$(3,222)	$(30,259)	$(7,647)

Net loss per common share - basic and diluted	$(0.24)	$(0.04)	$(0.41)	$(0.18)
Weighted average number of common shares outstanding - basic and diluted	69,831,685	65,958,805	69,317,303	40,345,884

See accompanying notes to condensed consolidated financial statements.

EXACTTARGET, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(28,433)	$(7,285)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15,997	10,499
Provision for / (recovery of) bad debt and credit allowances	1,494	1,233
Stock-based compensation	8,233	4,953
Other	523	172
Changes in operating assets and liabilities:
Accounts receivable, net	(5,031)	146
Prepaid expenses and other assets	(3,097)	(2,550)
Accounts payable and accrued liabilities	5,115	(1,753)
Accrued compensation and related expenses	383	(1,930)
Deferred revenue	221	4,470

Net cash provided by (used in) operating activities	(4,595)	7,955

Cash flows from investing activities:
Business combination	(92)	(806)
Intangible asset additions	(658)	—
Purchases of property and equipment	(11,895)	(9,119)
Purchases of marketable securities	(20,354)	—
Sales / maturities of marketable securities	9,507	—

Net cash used in investing activities	(23,492)	(9,925)

Cash flows from financing activities:
Repayments on capital leases	(386)	(388)
Net payments on term loan and revolving line of credit	—	(16,667)
Proceeds from issuance of common stock from option exercises	15,667	820
Payments of contingent consideration	—	(456)
Proceeds from issuance of common stock, net of issuance costs	—	169,709

Net cash provided by financing activities	15,281	153,018
Effect of exchange rate changes on cash and cash equivalents	(1,025)	(198)

Increase / (decrease) in cash and cash equivalents	(13,831)	150,850
Cash and cash equivalents, beginning of the period	69,192	60,705

Cash and cash equivalents, end of the period	$55,361	$211,555

Supplemental Disclosures:
Net cash paid for interest	$—	$288
Supplemental disclosure of noncash investing activities:
Change in payables for purchases of property and equipment	$(1,817)	$2,698
Capital lease obligation entered into for property and equipment	$388	$383

See accompanying notes to condensed consolidated financial statements.

EXACTTARGET, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited; in thousands except share data or stated otherwise)

(1) Summary of Significant Accounting Policies

(a) Description of Business

ExactTarget, Inc. (“ExactTarget” or the “Company”) is a leading global provider of cross-channel, digital marketing software-as-a-service (“SaaS”) solutions that empower organizations of all sizes to communicate with their customers through a suite of applications, including email, mobile, social media and websites, marketing automation and data management. ExactTarget’s suite of integrated applications enables both business-to-business and business-to-consumer marketers to plan, automate, deliver and optimize data-driven digital marketing and real-time communications to drive customer engagement, increase sales and improve return on marketing investment. The Company is headquartered in Indianapolis, Indiana with offices across North America and in Europe, South America, Australia and Asia Pacific.

(b) Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year. The information included in these condensed consolidated financial statements should be read in conjunction with the 2012 consolidated financial statements as of and for the year ended December 31, 2012.

(c) Use of Estimates

The preparation of financial statements requires the Company’s management to make a number of estimates and assumptions related to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts receivable, allowance for future credits, revenue recognition, valuation of deferred tax assets, valuation of intangible assets acquired through business combinations, and the valuation of share-based payments. Actual results could differ from these estimates.

(d) Segments

The Company manages its operations as a single segment for purposes of assessing performance and making operating decisions. Revenue is generated predominately in the United States, and all significant assets are held in the United States.

Revenue by geographic region, based on the billing address of the clients, was as follows for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
United States	$76,767	$56,816	$148,743	$109,953
International	17,660	12,502	34,567	23,422

Total revenue	$94,427	$69,318	$183,310	$133,375

Percentage of revenue generated outside the United States	19%	18%	19%	18%

No single country outside the United States represented more than 10% of revenue during any period reported.

(e) Foreign Currency Translation

The U.S. dollar is the reporting currency for all periods presented. The financial information for entities outside the United States is measured using the local currency as the functional currency. All assets and liabilities denominated in foreign currency are translated to U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historic exchange rates.

EXACTTARGET, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited; in thousands except share data or stated otherwise)

(f) Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per common share is computed by dividing the net loss by the sum of the weighted average number of common shares outstanding and any potentially dilutive common equivalents for the period.

The numbers of preferred stock, stock options, restricted stock awards and restricted stock units that could potentially dilute net loss per basic share in the future, but have not been included in the computation of net loss per diluted share because to do so would have been anti-dilutive, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Anti-dilutive shares	7,515,897	5,541,443	7,428,574	27,387,230

(2) Short-Term Investments

The following tables summarize the Company’s investments in available-for-sale securities for the periods stated below:

	As of June 30, 2013
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Corporate Notes / Bonds	$41,870	$5	$(42)	$41,833
Certificates of Deposit	6,260	—	(4)	6,256
Commercial Paper	2,395	2	—	2,397

Total available-for-sale securities	$50,525	$7	$(46)	$50,486

	As of December 31, 2012
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Corporate Notes / Bonds	$32,330	$—	$(23)	$32,307
Certificates of Deposit	6,920	—	(6)	6,914
Commercial Paper	998	—	(2)	996

Total available-for-sale securities	$40,248	$—	$(31)	$40,217

All available-for-sale securities had maturities within one year with the exception of corporate notes/bonds and certificates of deposit with a fair value of $28.4 million and $20.4 million, as of June 30, 2013 and December 31, 2012, respectively, which had maturities within two years. Available-for-sale securities are reported at fair value as described below, with unrealized gains and losses, net of tax, included as a separate component of stockholders’ equity within accumulated other comprehensive loss. Realized gains and losses on available-for-sale securities, of which none were significant as of June 30, 2013 and 2012, are included in other income / (expense), net in the Company’s consolidated statements of operations and comprehensive loss.

EXACTTARGET, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited; in thousands except share data or stated otherwise)

The assets measured at fair value on a recurring basis and the input categories associated with those assets were as follows:

	As of June 30, 2013
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Short-term investments:
Corporate Notes / Bonds	$41,833	$—	$41,833	$—
Certificates of Deposit	6,256	—	6,256	—
Commercial Paper	2,397	—	2,397	—

	As of December 31, 2012
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Short-term investments:
Corporate Notes / Bonds	$32,307	$—	$32,307	$—
Certificates of Deposit	6,914	—	6,914	—
Commercial Paper	996	—	996	—

The available-for-sale securities consist of high quality, investment grade securities from diverse issuers with a weighted average credit rating of AA-. The Company values these securities based on pricing from pricing vendors, who may use inputs other than quoted prices that are observable either directly or indirectly in determining fair value. The Company classifies all available-for-sale securities as having Level 2 inputs. The Company’s valuation techniques used to measure the fair value of the financial instruments having Level 2 inputs were derived from non-binding market consensus prices that are corroborated by observable market data, quoted market prices for similar instruments, or pricing models, such as discounted cash flow techniques.

(3) Property and Equipment

Property and equipment, including assets held under capital leases, are summarized as follows as of June 30, 2013 and December 31, 2012. Construction in progress represents costs associated with new equipment, office leasehold improvements, and software not yet placed in service as of June 30, 2013 and December 31, 2012.

	As of June 30, 2013	As of December 31, 2012	Estimated Useful Life (in Years)
Furniture and equipment	$78,620	$69,326	2 - 7
Software	29,271	30,055	5
Leasehold improvements	13,823	13,968	*
Construction in progress	4,452	7,596

Total property and equipment	$126,166	$120,945
Less accumulated depreciation and amortization	(61,145)	(53,001)

Total property and equipment, net	$65,021	$67,944

*	Shorter of lease term or estimated useful life

EXACTTARGET, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited; in thousands except share data or stated otherwise)

Depreciation and amortization of property and equipment were as follows for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Depreciation and amortization of property and equipment	$6,524	$4,978	$12,700	$9,873

(4) Goodwill and Intangible Assets

The following table presents the change in the carrying amount of goodwill:

Goodwill as of December 31, 2012	$108,222
Additions from acquisitions	—
Purchase price adjustments and other	(155)

Goodwill as of June 30, 2013	$108,067

Intangible assets with finite lives are amortized over their estimated useful lives between two and six years as shown in the table below. Amortization is based on the pattern in which the economic benefits of the intangible asset will be consumed.

	As of June 30,		As of December 31,	Economic Useful Life (in years)
	2013	Net Additions*	2012
Customer lists	$6,367	$(81)	$6,448	4 - 5
Software technology	21,913	658	21,255	4 - 6
Trademarks	1,824	—	1,824	3
Noncompete agreements	904	(48)	952	2 - 3

Total gross intangible assets	31,008	529	30,479
Less accumulated amortization	(6,424)	(3,297)	(3,127)

Net intangible assets	$24,584	$(2,768)	$27,352

*	Net additions consist of the addition of acquired technology and impact of foreign exchange on intangible assets recorded in foreign currency

The estimated future amortization expense related to intangible assets as of June 30, 2013, is as follows:

Amortization
Expense
2013	$3,286
2014	7,778
2015	6,522
2016	3,768
2017	2,617
Thereafter	613

Total amortization expense	$24,584

EXACTTARGET, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited; in thousands except share data or stated otherwise)

Amortization of intangible assets was as follows for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Amortization of intangible assets	$1,646	$306	$3,297	$626

(5) Acquisitions

(a) Pardot

In October 2012, the Company completed the acquisition of Pardot, LLC (“Pardot”) for $95.2 million to, among other things, extend the Company’s marketing automation capabilities to serve both business-to-business and business-to-consumer marketers worldwide. As consideration for the Pardot acquisition, the Company paid $85.4 million in cash and issued 423,370 shares of its common stock valued at $10.0 million. The fair value of the common stock consideration was based on the closing price of $23.62 on the day prior to the closing of the acquisition. Of the total consideration paid, $7.6 million was deposited and held in escrow to secure indemnification obligations. In February 2013, the Company received payment for the net working capital settlement receivable of $0.2 million in connection with the Pardot acquisition.

(b) iGoDigital

Also in October 2012, the Company completed the acquisition of all of the membership interests and capital stock of iGoDigital Holdings, LLC and iGoDigital, Inc. (together, “iGoDigital”) for $21.2 million to, among other things, advance its website solutions and predictive analytics solutions. As consideration, the Company paid $14.8 million in cash and issued 263,268 shares of its common stock valued at $6.3 million. The fair value of the common stock consideration was based on the average closing price of the Company’s common stock for the five trading days ending on October 5, 2012, which was $23.93. In April 2013, the Company paid an additional $0.1 million for the working capital settlement in connection with the iGoDigital acquisition.

(6) Income Taxes – Valuation Allowance

The Company evaluates whether it will realize the benefits of its net deferred tax assets and establishes a valuation allowance to reduce the carrying value of its deferred tax assets to the amount considered more likely than not to be recognized. Deferred tax assets arise as a result of tax loss carry-forwards and various differences between the book basis and the tax basis of such assets. The Company has determined that it is more likely than not that deferred tax assets will not be recognized due to expected losses generated by the continued planned business investment and, as a result, maintains a valuation allowance for the full value of its deferred tax assets. During the three and six-month periods ended June 30, 2013, the valuation allowance increased by $5.8 million and $9.6 million, respectively, to $32.0 million due to additional losses incurred since December 31, 2012.

(7) Initial Public Offering

In March 2012, the Company completed the sale of 9,775,000 shares of common stock, including the underwriters’ exercise of an over-allotment option, at a price of $19.00 per share. A total of $185.7 million in gross proceeds was raised in the initial public offering. After deducting the underwriting discount of $13.0 million and offering expenses of $3.0 million, net proceeds were $169.7 million.

Upon the closing of the Company’s initial public offering, the 23,467,219 shares of the Company’s outstanding convertible preferred stock converted, on a two-for-one basis, into 46,934,438 shares of common stock.

(8) Stockholders’ Equity

In March 2012, the Company’s board of directors approved an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 74,000,000 shares, decrease the par value per share of common stock to $0.0005 and reclassify and subdivide each share of issued and outstanding common stock into two shares of common stock. The Company’s certificate of incorporation was further amended by the Company’s board of directors to increase the number of authorized shares of common stock to 300,000,000.

As of June 30, 2013, the Company was authorized to issue 300,000,000 shares of common stock with par value of $0.0005 per share and 10,000,000 shares of preferred stock with par value of $0.001 per share.

EXACTTARGET, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited; in thousands except share data or stated otherwise)

(9) Equity Plan Activity

(a) Stock-Based Compensation

The following table sets forth the total stock-based compensation expense resulting from stock awards included in the Company’s condensed consolidated statements of operations and comprehensive loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cost of revenue - subscription	$151	$107	$282	$205
Cost of revenue - professional services	323	244	598	467
Sales and marketing	1,213	836	2,211	1,548
Research and development	1,214	406	2,240	780
General and administrative	1,691	1,182	2,902	1,953

Total stock-based compensation	$4,592	$2,775	$8,233	$4,953

(b) Stock Option Awards

The fair value of options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Expected volatility	52.99% - 53.22%	54.88% - 55.29%	52.99% - 53.68%	54.88% - 55.54%
Risk free interest rate	0.75% - 1.00%	0.85% - 0.92%	0.75% - 1.00%	0.85% - 0.92%
Expected dividend yield	—	—	—	—
Expected option term (in years)	6.25	6.25	6.25	6.25
Weighted averaged grant date fair value of options granted	$11.92	$12.55	$11.51	$8.15

The Company believes the historical volatility of a peer group of companies is representative of future stock price trends. Therefore, expected volatility is based on historical volatility of the publicly traded stock of a peer group of companies analyzed by the Company over the expected term of the options. The risk-free interest rate for periods within the contractual life of the Company’s stock options is based on the U.S. Treasury yield curve in effect at the time of grant for time periods similar to the expected term of the award. The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future. The estimated forfeiture rate applied is based on historical forfeiture rates. The expected option term is based on the average of the vesting term and the 10-year contractual lives of all options awarded.

EXACTTARGET, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited; in thousands except share data or stated otherwise)

A summary of the Company’s stock option activity under its equity incentive plan and related information is as follows:

			Weighted
		Weighted	average
		average	remaining
		exercise	contractual	Aggregate
	Shares	price	life	intrinsic value
Outstanding:
Balance at December 31, 2012	11,212,761	$7.8664	7.19	$136,051
Granted	877,460	22.6000
Exercised	(2,883,691)	5.4300
Forfeited	(80,781)	14.4000

Balance at June 30, 2013	9,125,749	$10.0000	7.27	$216,496

Exercisable at June 30, 2013	4,684,912	$5.8362	6.04	$130,633

The aggregate intrinsic value represents the total pretax intrinsic value, based on a stock price of $33.72 and $20.00 per share at June 30, 2013 and December 31, 2012, respectively, which would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of options exercised during the three and six-month periods ended June 30, 2013 was $58.8 million and $71.0 million, respectively.

(c) Restricted Stock

A summary of the Company’s restricted stock award and restricted stock unit activity under its equity incentive plan and related information is as follows:

	Shares	Weighted average exercise price	Weighted average remaining contractual life
Unvested restricted stock at December 31, 2012	966,467	$21.76	1.5
Granted	612,476	23.26
Vested	(595,155)	23.69

Unvested restricted stock at June 30, 2013	983,788	$21.77	1.6

(10) Commitments and Contingencies

(a) Notes Payable

As of December 31, 2011, the Company was party to a Loan and Security Agreement (“Agreement”) that provided the Company with a $10.0 million bank term loan and a $20.0 million revolving line of credit and was collateralized by a blanket lien on substantially all of the Company’s personal property, including intellectual property.

In February 2012, the Company entered into a fourth loan modification agreement that set forth the criteria under the financial covenants in the Agreement for 2012. In March 2012, the Company repaid all outstanding amounts under the Agreement, and in April 2012, terminated the Agreement.

(b) Lease Commitments, Software Licensing and Hosting Agreements

The Company has non-cancelable operating leases, primarily for office space in Indianapolis, Indiana, San Francisco, California, Bellevue, Washington, New York, New York, Atlanta, Georgia, Canada, Australia, Brazil, France, Germany, Sweden, the United Kingdom and Singapore. Operating and capital lease obligations have not changed significantly from those at December 31, 2012.

The Company has multi-year license agreements with vendors for certain software product licenses and third-party hosting providers to provide data center capacity, including hardware and network infrastructure, to power its suite of cross-channel, digital marketing SaaS solutions. As of June 30, 2013, the Software Licensing and Hosting Agreements had not changed significantly since December 31, 2012.

EXACTTARGET, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited; in thousands except share data or stated otherwise)

(c) Legal Proceedings

On August 24, 2012, RPost Holdings, Inc., RPost Communications Limited, and RMail Limited (together, “RPost”) filed a lawsuit against the Company in the United States District Court for the Eastern District of Texas, alleging willful infringement of five patents and seeking injunctive relief, unspecified compensatory damages, enhanced damages, attorneys’ fees, costs, and expenses. RPost has also filed patent infringement actions against a number of other companies in the same industry as the Company. On March 11, 2013, RPost filed a First Amended Complaint, adding claims against eleven additional companies based at least in part on their use of the Company’s accused electronic mail marketing services. On July 11, 2013, the Company and RPost entered into a Settlement of Claims Agreement (“Settlement Agreement”) pursuant to which the Company agreed to pay RPost approximately $0.9 million and RPost agreed to release the Company from any and all claims related to the Company’s alleged infringement of the five RPost patents in question. RPost also agreed to release the eleven additional defendants from any claims for past infringement of RPost’s five patents in question to the extent infringement related to such companies’ use of the Company’s accused electronic mail and marketing products. RPost has agreed to dismiss the lawsuit with prejudice.

The Company is not currently, nor has it been in the past, subject to any other material legal proceedings. From time to time, however, the Company may become involved in various legal proceedings in the ordinary course of its business, and may be subject to third-party infringement claims. These claims, even those that lack merit, could result in the expenditure of significant financial and managerial resources.

(d) Indemnification Obligations

In the Company’s subscription agreements with its clients, it agrees to indemnify its clients against any losses or costs incurred in connection with claims by a third party alleging that a client’s use of its services infringes the intellectual property rights of the third party. Based on historical and other available information, the Company does not expect it will incur significant liabilities from these indemnification obligations, though there can be no assurance that future infringement claims and the Company’s resulting indemnification obligations will not be material.

(11) Subsequent Events

On July 12, 2013, salesforce.com, inc., a Delaware Corporation, acquired all outstanding stock of the Company.